Exhibit 99.1

Four Oaks Fincorp, Inc. Announces Record Earnings of $17.5 Million for the Second Quarter 2015

FOUR OAKS, N.C.--(BUSINESS WIRE)--July 31, 2015--Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the second quarter and six months ended June 30, 2015. The Company reported net income of $17.5 million and $18.5 million, respectively, for the second quarter and six months ended June 30, 2015 compared to net income of $2.4 million and $3.8 million for the same periods in 2014.

During the second quarter of 2015, the Company determined that it is more likely than not that sufficient taxable income will be generated to realize a significant portion of its deferred tax assets. This conclusion, and partial release of the valuation allowance, was based upon a number of factors including continued improvement in quarterly earnings, forecasted future profitability, improved asset quality and the execution of the Asset Resolution Plan. As a result, the Company recognized a $16.5 million income tax benefit which positively impacted earnings and increased capital for the Bank and the Company.

In addition to the partial reversal of the valuation allowance, the Company continues to improve performance and reported pre-tax earnings of $914,000 and $1.9 million, respectively, for the second quarter and six months ended June 30, 2015. Asset quality continues to improve with classified assets to capital ratio declining to 17.1% as of June 30, 2015 compared to 23.9% at December 31, 2014 and 65.0% at June 30, 2014. The Bank remains well capitalized at June 30, 2015 and reports a leverage ratio of 9.5%, common equity Tier 1 and Tier 1 risk based capital of 14.0%, and total risk based capital of 15.2%. At December 31, 2014, the Bank had a leverage ratio of 7.2%, common equity Tier 1 capital and Tier 1 risk based capital of 13.5%, and total risk based capital of 14.7%.

Net Interest Income and Net Interest Margin:

Net interest margin annualized for the three and six months ended June 30, 2015 was 3.3% and 3.2% compared to 2.7% for these same periods in 2014. Net interest income totaled $5.6 million and $11.4 million for the quarter and six months ended June 30, 2015, respectively, as compared to $5.2 million and $10.4 million for the same periods in 2014. Cost of funds continues to improve as interest expense declined to $1.7 million and $3.4 million for the quarter and six months ended June 30, 2015, respectively, as compared to $2.0 million and $4.1 million for the same periods in 2014. The increased net interest income stems primarily from increased investment income, declining interest expense on deposits, and lower expense on long term borrowings that resulted from the balance sheet strategies executed by the Company in the fourth quarter of 2014.

Non-Interest Income:

Non-interest income was $1.7 million and $3.2 million for the quarter and six months ended June 30, 2015, respectively, as compared to $3.4 million and $5.5 million for these same periods in 2014. The comparative declines in non-interest income continue to be primarily from lower income received through ACH third party payment processor (TPPP) indemnifications as the Company has substantially exited this line of business as of June 30, 2015. During the second quarter and six months ended June 30, 2015, other non-interest income included indemnification income of $164,000 and $343,000, respectively, compared to $1.7 million and $2.3 million during the second quarter and six months ended June 30, 2014.

Non-Interest Expense:

Non-interest expense totaled $6.4 million and $12.7 million for the quarter and six months ended June 30, 2015, respectively, as compared to $6.2 million and $12.1 million for the same periods in 2014. These increases resulted primarily from increases in compensation-related expenses as the Company added additional personnel and implemented new performance based compensation plans in 2015. Other operating expenses increased for both periods reflecting continued investment in our technology platform, along with the noted investment in our employees, both of which we believe will allow the Company to build a foundation for future growth. These increased expenses were offset by declines in collection and foreclosure related expenses and FDIC insurance due to improvements in asset quality and an overall improved financial condition.

Balance Sheet:

Total assets were $721.9 million at June 30, 2015 compared to $820.8 million at December 31, 2014, a decline of $98.9 million related nearly entirely to the exit of the ACH TPPP business line, offset by the reversal of the valuation allowance, which was a $16.5 million increase to total assets. Cash, cash equivalents, and investments were $219.8 million at June 30, 2015 compared to $336.9 million at December 31, 2014, a decrease of $117.1 million related to the above mentioned business line exit. Outstanding gross loans increased to $454.6 million at June 30, 2015 compared to $452.3 million at December 31, 2014 as solid loan production was offset by loan pay downs and maturities. Total liabilities were $663.1 million at June 30, 2015 compared to $780.1 million at December 31, 2014, a decline of $117.0 million primarily due to the ACH TPPP business line exit.

Total shareholders' equity increased $18.1 million to $58.8 million at June 30, 2015 compared to $40.7 million at December 31, 2014. This increase resulted primarily from the increased net income due to improved operating performance and the reversal of the $16.5 million valuation allowance against the Company’s deferred tax assets.

Asset Quality:

Nonperforming loans totaled $8.2 million at June 30, 2015, a decrease of $1.9 million compared to $10.1 million at December 31, 2014. Foreclosed assets totaled $2.7 million at June 30, 2015 compared to $3.8 million at December 31, 2014, a reduction of $1.1 million. Total nonperforming assets were $10.9 million or 1.6% of total assets at June 30, 2015, as compared to $13.9 million or 1.7% of total assets at December 31, 2014. The continued declines in nonperforming asset ratios are due to ongoing efforts by the Company to execute our previously disclosed asset resolution plan and reduced additions to nonperforming assets. The allowance for loan and lease losses increased slightly to $9.8 million as of June 30, 2015 compared to $9.4 million as of December 31, 2014 due to net recoveries of $434,000 during the first half of the year. The allowance for loan and lease losses as a percentage of gross loans increased slightly to 2.2% at June 30, 2015, up from 2.1% at December 31, 2014.

President and Chief Executive Officer David H. Rupp stated, “This has been an important quarter for our Company. The reversal of a significant portion of the valuation allowance reflects the ongoing improvements across our business, balanced with conservatism and an eye to the future. Lending, deposit gathering and operating earnings continued at a solid pace and we were able to complete the bulk of our technology conversion during the first half of this year. We remain thankful for the support of our customers, our communities and our fine team members as we focus on community banking and its important role in the economy.”

With $721.9 million in total assets as of June 30, 2015 the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, President and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177